Exhibit 4.32

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND ARE PROPOSED TO BE ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING AS PROVIDED BY REGULATION S PROMULGATED UNDER THE SECURITIES ACT. UPON ANY SALE, SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is entered into as of April 8, 2015, by and among EFUTURE INFORMATION TECHNOLOGY INC., a Cayman Island limited company (the “Company”) and the subscriber named on the execution page to this Agreement (the “Subscriber”). The Company and the subscriber are referred to collectively herein as the “Parties.”

WHEREAS, the Subscriber wishes to subscribe for such number of ordinary shares, $0.0756 par value per share, of the Seller (such acquired shares, the “Shares”), as is set forth upon the signature page hereof on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, In consideration of the premises and the mutual promises made in this Subscription Agreement and the Share Purchase Agreement, and in consideration of the representations, warranties and covenants contained herein and therein, the Parties agree as follows.

1.	Definitions.

“Closing Date” has the same meaning in the Share Purchase Agreement.

“Company” has the meaning set forth in the preface above.

“Dollars” and “$” shall mean U.S. dollars.

“Offering” means the offering of the Shares by the Company.

“Party” and “Parties” have the meanings set forth in the preface above.

“Purchase Price” means the purchase price payable by the Subscriber to the Company in consideration for the purchase and sale of the Shares in accordance with Section 2 of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Shares” means those of ordinary shares to be purchased by the Subscriber.

“Subscriber” has the meaning set forth in the preface above.

“U.S. Person” has the meaning set forth in Regulation S of the Securities Act, which includes:

(i)	any natural person resident in the United States;
(ii)	any partnership or corporation organized or incorporated under the laws of the United States;
(iii)	any estate of which any executor or administrator is a U. S. person;
(iv)	any trust of which any trustee is a U.S. person;
(v)	any agency or branch of a foreign entity located in the United States;
(vi)	any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporate, or (if an individual) resident in the United States; and
(vii)	any partnership or corporation if:
(1)	organized or incorporated under the laws of any foreign jurisdiction; and
(2)	formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited Subscriber (as defined in Section 230. 501(a) of the Securities Act) who are not natural persons, estates or trusts.

2.	Purchase and Sale of Shares.

(a) Subject to the terms and conditions of this Agreement, the Subscriber hereby subscribes for and agrees to purchase from the Company such number of Shares as is set forth on Schedule I of the Share Purchase Agreement, subject to adjustment based on final pricing of the Shares, as discussed in Section 2(e). The Parties agree that the Subscriber intends to purchase the maximum number of shares that may be purchased with the Purchase Price deposited with the Company under Section 2(c). Upon execution of this Subscription Agreement, the subscription by the Subscriber will be irrevocable.

(b) Any acceptance by the Company of the Subscription is conditional upon compliance with all securities laws and other applicable laws of the jurisdictions in which the Company is domiciled, the Subscriber is resident, or may otherwise be applicable to the Subscriber. The Subscriber will deliver to the Company all other documentation, agreements, representations and requisite government forms required by the lawyers for the Company as required to comply with all securities laws and other applicable laws of the jurisdictions in which the Company is domiciled, the Subscriber is resident, or may otherwise be applicable to the Subscriber.

(c) Pending acceptance of this subscription by the Company, all funds paid by the Subscriber to the shareholders of Beijing myStore Internet Service Co., Ltd (“Beijing myStore”), the VIE entity controlled by the Company, shall be deposited to Beijing myStore’s bank account as its increased registered capital. The shareholders of Beijing myStore shall complete the required process and obtain the updated business license of Beijing myStore to reflect such captial increase. In the event the subscription is not accepted, the subscription funds will constitute a non-interest bearing demand loan of the Subscriber to Beijing myStore, until such fund is refunded.

(d) The Subscriber acknowledges and agrees that the subscription for the Shares and the Company’s acceptance of the subscription is not subject to any minimum subscription for the Offering.

(e) Within 30 days after the Closing Date, the Company shall deliver the Shares purchased by the Subscriber and shall refund any funds that would result in a fractional share.

3.         Regulation S Representations and Warranties of the Subscriber. The Subscriber represents and warrants to the Company as follows, and acknowledges that the Company is relying upon the following representations and warranties in connection with such Subscriber’s subscription:

(a) The Subscriber represents and warrants to the Company that the Subscriber is not a “U.S. Person” as defined by Regulation S of the Securities Act and is not acquiring the Shares for the account or benefit of a U.S. Person;

(b) The Subscriber acknowledges that the Subscriber was not in the United States at the time the offer to purchase the Shares was received;

(c) The Subscriber acknowledges that the Shares are “restricted securities” within the meaning of the Securities Act and will be issued to the Subscriber in accordance with Regulation S of the Securities Act;

(d) The Subscriber agrees not to engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act;

(e) The Subscriber and the Company agree that the Company will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, pursuant to an available exemption from registration or pursuant to this Agreement;

(f) The Subscriber agrees to resell the Shares only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration pursuant to the Securities Act; and

(g) The Subscriber acknowledges and agrees that all certificates representing the Shares will be endorsed with the following legend in accordance with Regulation S of the Securities Act:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

4.         Other Representations and Warranties of the Subscriber. The Subscriber represents and warrants to the Company as follows, and acknowledges that the Company is relying upon the following representations and warranties in connection with such Subscriber’s subscription.

(a) The Subscriber is able to fend for himself/herself/itself, can bear the economic risk of his/her/its investment and has such knowledge and experience in financial or business matters such that he/she/it is capable of evaluating the merits and risks of the investment in the Shares. The Subscriber can bear the economic risk of this investment and, if the Subscriber is not an individual, was not organized for the purpose of acquiring the Shares;

(b) The Subscriber has had full opportunity to review the Company’s periodic filings with the SEC pursuant to the Securities Act and the Securities Exchange Act and additional information regarding the business and financial condition of the Company. The Subscriber believes he/she/it has received all the information he/she/it considers necessary or appropriate for deciding whether to purchase the Shares. The Subscriber further represents that he/she/it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Offering and the business, properties, prospects and financial condition of the Company. In this regard it is noted that Subscriber has considered the procurement of a comfort letter from the Company’s independent auditors in connection with the Company’s financial statements and current financial results, and has determined that such a letter will not be necessary in connection with the Offering. The Subscriber has had full opportunity to discuss this information with the Subscriber’s legal and financial advisers prior to execution of this Subscription Agreement;

(c) The Subscriber understands and acknowledges that the offering of the Shares by the Company has not been reviewed by the SEC and that the Shares are being issued by the Company pursuant to an exemption from registration under the Securities Act;

(d) The Subscriber understands that the Shares he/she/it is purchasing are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Subscriber represents that he/she/it is familiar with SEC Rule 144 and Regulation S, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act;

(e) The Shares will be acquired by the Subscriber for investment for the Subscriber’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same. The Subscriber does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares;

(f) The Subscriber is not aware of any advertisement of the Shares; and

(g) The Subscriber warrants and represents and has satisfied himself/herself/itself as to the full compliance with the laws of any jurisdiction whose such laws may be applicable to the purchase by the Subscriber, or any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements of any jurisdiction whose laws may be applicable to the purchase of the Shares; (ii) any foreign exchange laws applicable to such purchase and specifically that the purchase of the Shares, including the use of funds therefor, shall be in compliance with applicable foreign exchange control laws, rules and regulations of China; (iii) any governmental or other consents that may need to be obtained; (iv) the income tax and other tax consequences, if any, that may be relevant to an investment in the Shares; and (v) any restrictions on transfer applicable to any disposition of the Shares imposed by the jurisdiction in which the Subscriber is resident, or as may otherwise be applicable. In connection with this representation Subscriber has consulted with and has been advised by PRC counsel.

(h) The Subscriber is not aware of any material non-public information relating to the Company, which could have the effect of increasing the price of the Shares.

5.         Miscellaneous.

(a) The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

(b) This Agreement shall be governed by and construed in accordance with the domestic laws of the Cayman Islands, without giving effect to any choice or conflict of law provision or rule (whether of the Cayman Islands or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Cayman Islands. Jurisdiction and venue in any action arising under or related to this Agreement shall lie exclusively in the courts located in the Cayman Islands.

(c) The Subscriber agrees that the representations, warranties and covenants of the Subscriber herein will be true and correct both as of the execution of this Subscription Agreement and as of the date of this Subscription Agreement will survive the completion of the issuance of the Shares. The representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon by the Company in determining the eligibility of a purchaser of Shares and the Subscriber agrees to indemnify the Company and its respective trustees, affiliates, shareholders, directors, officers, partners, employees, advisors and agents against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur which are caused or arise from a breach thereof. The Subscriber undertakes to immediately notify the Company of any change in any statement or other information relating to the Subscriber set forth herein.

(d) The terms and provisions of this Subscription Agreement shall be binding upon and enure to the benefit of the Subscriber and the Company and their respective heirs, executors, administrators, successors and assigns; provided that, except for the assignment by a Subscriber who is acting as nominee or agent to the beneficial owner and as otherwise herein provided, this Subscription Agreement shall not be assignable by any party without prior written consent of the other parties.

(e) The Subscriber, on his/her/its own behalf and, if applicable, on behalf of others for whom he/she/it is contracting hereunder, agrees that this subscription is made for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Subscriber, on his/her/its own behalf and, if applicable, on behalf of others for whom he/she/it is contracting hereunder.

(f) This Agreement may be signed in one or more counterparts, and may be signed in original or facsimile versions. All such versions shall be considered collectively one Agreement, and any copies of this Agreement will have the same force and effect as the original.

[Remainder of Page Left Intentionally Blank – Execution Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:
eFuture Information Technology Inc.,
a Cayman Islands limited company

By:
Name:	Rong Zhang
Title:	Chairman of the Independent Committee

SUBSCRIBER:

By:
Name:
Number of Shares
to be subscribed: